Exhibit 99.1

News about Refac
Contact:	Raymond A. Cardonne
201-585-0600
Fax:	201-585-2020
E-mail:	cardonne@refac.com
Web site:	www.refac.com

REFAC TO MAIL PAYMENT RIGHT INSTRUCTIONS

Fort Lee, New Jersey, August 26, 2005 - Refac (AMEX: REF) today reported that it has mailed instructions for the exercise of the non-transferable payment right (the “Payment Right”) granted to qualifying stockholders in connection with its February 28, 2003 merger (the “Palisade Merger”) with a wholly-owned subsidiary of Palisade Concentrated Equity Partnership, L.P. pursuant to an Agreement and Plan of Merger, dated as of August 19, 2002, as amended (the “Palisade Merger Agreement”).

Under the terms of the Palisade Merger Agreement, the Payment Right applies to stockholders who received their Refac common stock, par value $0.001 per share, as part of the consideration in the Palisade Merger (the “Merger Shares”) and have continuously held such Merger Shares from the date of the Palisade Merger. The Payment Right gives such stockholders the right to sell their Merger Shares to Refac at a calculated price based upon its Liquid Distributable Assets (as defined in the Palisade Merger Agreement) as of June 30, 2005. The final calculation of Liquid Distributable Assets has now been completed and the payment amount has been set at $8.29 per share. Refac’s board of directors has voted to extend the ninety (90) day exercise period commencing upon the mailing of the letter of instructions which was provided for in the Merger Agreement until September 30, 2006.

Since the Palisade Merger, Refac’s financial statements have reflected the estimated amount required to satisfy all Payment Rights as temporary equity with a similar amount reducing additional paid-in capital. It has also restricted a portion of its investments being held to maturity to maintain the “Contingent Fund” called for by the Palisade Merger Agreement. As of June 30, 2005, Refac estimated that approximately 650,000 shares of its common stock were subject to the Payment Right and accordingly maintained the Contingent Fund at $5,395,000.

Eligible stockholders are asked not to send in their stock certificates until they receive the instructions on how to exercise their Payment Right.

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